Filed Pursuant to Rule 424(b)(3)

Registration No. 333-57194

PROSPECTUS SUPPLEMENT NO. 1

TO

REOFFER PROSPECTUS DATED JULY 26, 2006

OF

MACK-CALI REALTY CORPORATION

RELATING TO

107,137 SHARES OF COMMON STOCK

This prospectus supplement (this “Supplement”), supplements our reoffer prospectus dated July 26, 2006 (the “Prospectus”) that was filed as part of our Registration Statement on Form S-3, File No. 333-57194 (the “Registration Statement”), relating to the resale by certain of our stockholders (collectively, the “Selling Stockholders”) who may receive shares of our common stock, par value $0.01 per share (the “Common Stock”), offered by this Supplement in conjunction with the Prospectus, upon the redemption of common units of limited partnership interest (the “Common Units”) of Mack-Cali Realty, L.P. (the “Operating Partnership”).  This Supplement presents certain information to update the Prospectus to reflect the transfer of beneficial ownership of 25,126 Common Units from Susan Sandson to a trust established by Ms. Sandson.  The 25,126 shares to which this Supplement relates reflects the total number of shares that may be sold by all of the Selling Stockholders under the Prospectus after giving effect to the transfer of record ownership of Ms. Sandson’s Common Units to her trust.  This Supplement identifies Ms. Sandson’s trust as a new Selling Stockholder under the Prospectus. No additional securities are being registered hereby.

You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

The selling stockholders may offer their shares of common stock through public or private transactions, in the over-the-counter markets or on any exchanges on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices.  The selling stockholders may engage brokers or dealers who may receive commissions or discounts from the selling stockholders.  We will pay substantially all of the expenses incident to the registration of such shares, except for selling commissions.

Our common stock is listed on The New York Stock Exchange under the symbol “CLI.”  The closing price of our common stock as reported on The New York Stock Exchange on February 19, 2015 was $19.24 per share.

Investment in our common stock involves certain risks, including those described beginning on page 10 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.  You should consider such risk factors before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 20, 2015

SELLING STOCKHOLDERS

This Supplement updates the beneficial ownership of Selling Stockholder Susan Sandson to reflect her transfer of 25,126 Common Units covered by the Prospectus to The Susan Sandson Revocable Trust 8/9/04. The information contained in the following table is as of the date of this Supplement, and supersedes and replaces the information relating to the shares of Common Stock beneficially owned by Ms. Sandson that was reported in the table of Selling Stockholders, and the related footnotes, contained in the Prospectus.

Name of Security Holder	Number of Shares of Common Stock Owned Prior to Offering (1)	Number of Shares of Common Stock Underlying Common Units (2)	Number of Shares of Common Stock to Be Owned After this Offering (3)

The Susan Sandson Revocable Trust 8/9/04	135,059	25,126	109,933

(1)                                 Includes outstanding shares of Common Stock and shares of Common Stock issuable upon the redemption of all Common Units beneficially owned by the Selling Stockholders regardless of whether such shares are offered by the Prospectus.

(2)                                 Includes all of the shares of Common Stock that may be issued upon redemption of Common Units offered under the Prospectus, but not any other shares of Common Stock or Common Units.

(3)                                 Assumes all shares registered under the Prospectus will be sold.

Information concerning the Selling Stockholders may change from time to time and will be set forth in future supplements.  Accordingly, the number of shares of our Common Stock offered hereby may increase or decrease.  Full and complete copies of this Supplement together with the Prospectus will be provided upon request.

If and when the Selling Stockholders sell all of their shares of Common Stock registered under the Prospectus, as amended by this Supplement, none of the Selling Stockholders will own more than one percent of our Common Stock at February 20, 2015.